Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

ADAGIO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	5,539,145(2)	$2.77	$15,343,431.65	$0.0000927	$1,422.34
Total Offering Amounts					$15,343,431.65		$1,422.34
Total Fee Offsets							$0
Net Fee Due							$1,422.34

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 (the “Common Stock”), that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents additional shares of Common Stock reserved for issuance under the 2021 Plan as a result of an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31, 2021 to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the 2021 Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are calculated on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on May 9, 2022.